Exhibit 99.H11

SUB-ADMINISTRATION SERVICES AGREEMENT

THIS AGREEMENT is made as of February 11, 2008 by and between PFPC Inc. (“PFPC”), and PNC Capital Advisors, Inc. (“PNC”), with respect to PNC Funds, Inc. (the “Fund”).

W I T N E S S E T H :

WHEREAS, PNC serves as administrator for the Fund and is authorized to employ PFPC as a sub-administrator to assist it with such of its duties to the Fund as are set forth in this Agreement;

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, PNC wishes to retain PFPC to provide sub-administration services with respect to such of the Fund’s investment portfolios as are listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.	Definitions. As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Directors or by PNC to give Oral Instructions or Written Instructions with respect to the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(h)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.

Appointment. PNC hereby appoints PFPC to provide sub-administration services with respect to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. PFPC shall be under no duty to take any action hereunder on behalf of PNC except as specifically set forth herein or as may be specifically agreed to by PFPC and PNC in a written amendment hereto. Notwithstanding anything in this Agreement to the contrary, PFPC shall have no duty, responsibility or liability to the Fund in connection with this Agreement. PFPC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by PNC or the Fund or by any other third party service provider to PNC or the Fund.

3.	Instructions.

(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or of the Fund’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)	PNC agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or a subsidiary of PFPC Worldwide Inc.) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

4.	Right to Receive Advice.

(a)	Advice. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from PNC or the Fund.

(b)	Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, PNC or PFPC, at the option of PFPC).

(c)	No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

5.	Records; Visits.

(a)	The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of PNC. PNC and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of PNC, copies of any such books and records shall be provided by PFPC to PNC or to an Authorized Person, at PNC’s expense.

(b)	PFPC shall keep such books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

6.	Confidentiality. PFPC shall keep confidential any information relating to the Fund’s business and PNC shall keep confidential any information relating to PFPC’s business. Information subject to such confidentiality obligations shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to the foregoing confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s good faith knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by PFPC in connection with an independent third party compliance review; (h) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 6 shall survive termination of this Agreement for a period of three (3) years after such termination.

7.	Liaison with Accountants. PFPC shall act as liaison with the Fund’s independent public accountants with respect to the services provided by PFPC under this Agreement. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by PNC.

8.	PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC with respect to the Fund.

9.	Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to PNC, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

10.	Compensation.

(a)	As compensation for services rendered by PFPC during the term of this Agreement, PNC will pay to PFPC a fee or fees as may be agreed to in writing by PNC and PFPC.

(b)	The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to PNC (or any affiliate thereof) in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to PNC (or any affiliate thereof) or to any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(c)	Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, PNC shall remain responsible for paying to PFPC the fees set forth in the applicable fee letter.

11.	Standard of Care/Limitation of Liability.

(a)	Subject to the terms of this Section 11, PFPC shall be liable to PNC (or any person or entity claiming through PNC) for damages only to the extent caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement (“Standard of Care”).

(b)	PFPC’s liability to PNC and any person or entity claiming through PNC for any loss, claim, suit, controversy, breach or damage of any nature whatsoever arising out of or related to this Agreement and regardless of the form of action or legal theory (“Loss”) shall not exceed an amount equal to three times the fees received by PFPC for services provided hereunder during the twelve (12) months immediately prior to the date of such Loss (i.e., [fees received by PFPC for services provided under this Agreement during the 12 months immediately prior to the date of the applicable Loss] x 3); provided that PFPC’s cumulative maximum liability for all Losses arising out of or related to this Agreement shall not exceed $1,300,000.

(c)	PFPC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d)	PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine. PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with Oral or Written Instructions or advice of counsel. PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of PNC or the Fund or for any failure to discover any such error or omission.

(e)	PFPC shall not be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC.

(f)	Any claims (including the filing of a suit or, if applicable, commencement of arbitration proceedings) must be asserted by PNC against PFPC or any of PFPC’s affiliates within the earlier of: (1) 18 months after PNC became aware of the claim or (2) the statute of limitations applicable to such claim.

(g)	Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)	This Section 11 shall survive termination of this Agreement.

12.	Indemnification. Absent PFPC’s failure to meet its Standard of Care (defined in Section 11 above), PNC agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of PNC or the Fund; and (b) any action taken or omitted to be taken by PFPC in connection with the provision of services with respect to the Fund.

This Section 12 shall survive termination of this Agreement.

13.	Description of Sub-Administration Services on a Continuous Basis.

(a)	PFPC will perform the following services with respect to each Portfolio:

(i)	Prepare quarterly broker security transactions and commissions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Portfolio statistical data as requested on an ongoing basis;

(iv)	Maintain a check list of portfolio transaction compliance tests performed by PFPC on a post-trade basis; perform such compliance tests; report the results of such compliance tests to such persons as the Portfolio’s investment adviser directs; and prepare a monthly report for PNC detailing the results of such compliance tests; for clarity, PFPC is not responsible for compliance or non-compliance by a Portfolio with any applicable requirements;

(v)	Assist in collecting information from the Portfolios’ investment advisers related to (i) transactions reportable under Rules 17a-7, 10f-3 and 17e-1 under the 1940 Act, (ii) transactions in securities undertaken pursuant to Section 4(2) of the 1933 Act and Rule 144A thereunder and (iii) transactions in securities which securities a Portfolio’s investment adviser has determined are illiquid, and provide to PNC a summary report of the information provided to PFPC by the investment advisers;

(vi)	Prepare workpapers relating to the preparation and filing of the Portfolios’ Federal and state tax returns;

(vii)	Monitor each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(viii)	Prepare the Portfolios’ annual and semi-annual shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX with respect to the Portfolios (with PNC providing the voting records in the format required by PFPC);

(ix)	Prepare and coordinate the filing of (or file) (i) semi-annual reports on Form N-SAR with respect to the Portfolios and (ii) Notices pursuant to Rule 24f-2 with respect to the Portfolios;

(x)	Prepare and file the Portfolios’ Form 1099 MISC with respect to the Fund’s Directors and vendors;

(xi)	Identify and track book-tax differences; prepare and review tax disclosures for inclusion in the annual and semi-annual shareholder reports; prepare and review year-end re-characterizations of income, return of capital distributions, foreign tax credits, tax exempt percentages for Form 1099, and other year-end shareholder reporting requirements;

(xii)	Review all dividend distributions to ensure that they are not “preferential” under the Internal Revenue Code of 1986, as amended; and

(xiii)	Review corporate actions with respect to appropriate tax treatment.

(b)	PFPC will provide or make available to PNC (or, if PNC directs, to the Fund, provided the Fund agrees to treat the material as confidential in accordance with Section 6 above) (i) compliance policies and procedures related to the services provided by PFPC and PFPC Trust Company with respect to the Fund, (ii) summaries of such compliance policies and procedures and (iii) a quarterly certification letter relating to adherence with such compliance policies and procedures.

14.	Duration and Termination.

(a)	This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”).

(b)	Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless PNC or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c)	In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by PNC and paid to PFPC prior to any such conversion.

(d)	Notwithstanding the provisions of Section 14(a) and Section 14(b) above, if a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure to perform shall not have been remedied within thirty (30) days after such written notice is given of such material failure to perform, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. For purposes solely of this Section 14(d), a “material failure to perform” on the part of PFPC with respect to the matters referenced in Exhibit I to this Agreement means solely (1) PFPC’s failure to satisfy the same service standard enumerated in such Exhibit I for two (2) consecutive quarterly periods or (2) PFPC’s failure to satisfy any three (3) or more service standards enumerated in such Exhibit I for two (2) consecutive quarterly periods.

(e)

If PNC gives notice to PFPC terminating it as the provider of any of the services hereunder or if PNC otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term (“Early Termination”): (1) PFPC shall, if requested by PNC, make a good faith effort to facilitate a conversion to the successor service provider, provided that PFPC does not guarantee that it will be able to effect a conversion on the date(s) requested by PNC and (2) before the effective date of the Early Termination, PNC shall pay to PFPC an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if PFPC were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PFPC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). PNC expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PFPC for the termination of services before the expiration of the then-current Initial or Renewal Term. If PNC gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.” If any of the Fund’s assets serviced by PFPC under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including PNC or an affiliate of PNC (other than a subsidiary of PFPC Worldwide Inc.)): (1) PNC will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (2) at PFPC’s option, either (A) PNC will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PFPC (PFPC will provide PNC written notice at least thirty (30) days prior to invoking the option set forth in this sub-item (A), and during such notice period PFPC will make itself available for good faith discussions with PNC regarding PFPC’s decision to invoke the option set forth in this sub-item (A), provided that upon the termination of such notice period PFPC shall be entitled at its sole discretion and without penalty to invoke the option set forth in this sub-item (A)) or (B) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(f)	In the event that this Agreement is terminated in accordance with the provisions of Section 14(d) above, Section 14(e) above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the last sentence of such Section 14(e) shall not be permitted prior to the termination date of this Agreement). During the period of time (if any) that The PNC Financial Services Group, Inc. does not own 25% or more of the shares of beneficial interest of PFPC Worldwide Inc. (such ownership by The PNC Financial Services Group, Inc. may be direct or indirect), (1) Section 14(e) above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the last sentence of such Section 14(e) shall not be permitted prior to the termination date of this Agreement) and (2) notwithstanding the provisions of Section 14(a) and Section 14(b) above either party may terminate this Agreement by giving ninety (90) days prior written notice of such termination to the other party.

15.

Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform PNC in writing); (b) if to PNC, at PNC Capital Advisors, Inc., Two Hopkins Plaza, Baltimore,

MD 21201, Attention: David L. Meyer (or such other address as PNC may inform PFPC in writing); with copies to Jennifer E. Vollmer, Senior Counsel, The PNC Financial Services Group, Inc., 1600 Market Street, Philadelphia, PA 19103; and S. Elliott Cohan, Esq., Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036; or (c) if to none of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the receiving party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

16.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

17.	Assignment. PFPC may assign this Agreement to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives PNC thirty (30) days prior written notice of such assignment.

18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20.	Miscellaneous.

(a)	Notwithstanding anything in this Agreement to the contrary, PNC agrees that no modifications to the Fund’s registration statement and no policies that the Fund may adopt will materially change the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PFPC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to PNC or the Fund, unless the parties hereto expressly agree in writing to any such increase.

(b)	During the term of this Agreement and for one year thereafter, PNC shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees, and PNC shall cause PNC’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by PNC or an affiliate of PNC if the PFPC employee was identified by such entity solely as a result of (i) the PFPC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity (including the general posting by such entity of job opportunities on an internet job posting site) or (ii) the PFPC employee’s response to an internal job posting by such entity on The PNC Financial Services Group, Inc.’s internal job posting system.

(c)	Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to PNC or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(d)	This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of PNC or any other person.

(e)	PNC will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC with respect to the Fund.

(f)	This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g)	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity (including without limitation the Fund) and (ii) there shall be no third party beneficiaries hereof.

(h)	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) PNC’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(j)	Prior to outsourcing to offshore locations any of the services to be provided with respect to the Fund under the terms of this Agreement, PFPC shall first furnish such information as may reasonably be requested by PNC to evaluate whether, and the extent to which, the relevant activities are appropriate for outsourcing beyond national borders. PFPC shall not proceed with outsourcing to any offshore locations any of the services to be provided with respect to the Fund under the terms of this Agreement without first obtaining the written consent of PNC (which consent shall not be unreasonably withheld or delayed).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Senior Vice President

PNC CAPITAL ADVISORS, INC.

By:	/s/ Kevin A. McCreadie
Name:	Kevin A. McCreadie
Title:	President

EXHIBIT A

THIS EXHIBIT A, dated as of February 11, 2008 is Exhibit A to that certain Sub-Administration Services Agreement dated as of February 11, 2008 between PFPC Inc. and PNC Capital Advisors, Inc.

PORTFOLIOS

PNC Growth & Income

PNC Equity Income

PNC Equity Growth

PNC Capital Opportunities

PNC International Equity

PNC Diversified Real Estate

PNC Limited Maturity Bond

PNC Total Return Bond

PNC Maryland Tax-Exempt Bond

PNC Tax-Exempt Limited Maturity Bond

PNC National Tax-Exempt Bond

PNC Prime Money Market

PNC Government Money Market

PNC Tax-Exempt Money Market

EXHIBIT I

Provided PFPC has timely received all necessary information and all appropriate approvals/signatures from third parties (including without limitation PNC, the Fund and outside counsel for the Fund) for a particular filing, PFPC will timely file (or coordinate the filing of) the following items: 100%

1.	Shareholder Annual and Semi-Annual Reports - Completed and commence mailing to shareholders by the 60th day following the report date.

2.	Form N-SAR - Completed and filed with the SEC by the 60th day following the report date.

3.	Form N-Q - Completed and SEC filing coordinated with the financial printer on or before the 60th day following the report date.

4.	Form N-CSR - Completed and SEC filing coordinated with the financial printer on or before the 10th day following the corresponding report mail date.

5.	Form 24F-2 - Prepared and filed within 90 days of fiscal year-end.

6.	Forms 1120-RIC and 8613 - Prepared and filed for each Portfolio with the U.S. Internal Revenue Service by due date, inclusive of extensions where allowable.

*	If an applicable filing date is on a weekend or holiday and PFPC is required to make the filing, the filing will be done on the next business day.

*	Measurements are determined based on all Portfolios in the aggregate.

*	An inability to meet a service standard where the inability relates to a matter beyond PFPC’s reasonable control is not categorized as a failure to satisfy that service standard.

*	A particular instance of non-performance will relate to only one enumerated service standard determined by PFPC and not to multiple enumerated service standards.

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